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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 5)*

                                     MAXXAM, Inc.
--------------------------------------------------------------------------------
                                    Name of Issuer


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      577913106
--------------------------------------------------------------------------------
                                     CUSIP Number

            PAUL H. STEPHENS: ROBERTSON, STEPHENS & COMPANY, INCORPORATED
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                    JULY 14, 1997
--------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D. 94-3174915
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      328,000
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   328,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     328,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     3.8%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      46,200
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                    46,200
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     46,200
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     0.5%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D. 94-6688562
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7   SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8   SHARED VOTING POWER
      BY EACH                      68,600
     REPORTING               --------------------------------------------------
    PERSON WITH                9   SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER
                                   68,600
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     68,600
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     0.8%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson, Stephens Partners Fund
     Tax I.D. 94-3221209
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     123,500
     REPORTING               --------------------------------------------------
    PERSON WITH                9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  123,500
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     123,500
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.4%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Off-shore Fund
     Tax I.D. N/A
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    11,500
    PERSON WITH              --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  11,500
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,500
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     0.1%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    577,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors LTD
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    46,200 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners.
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  46,200
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     46,200
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     0.5%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP NO. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    577,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      5,100
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    577,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  5,100
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     582,900
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    576,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    577,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH
     REPORTING                    577,800 shares held of record by The
    PERSON WITH                   Robertson Stephens Orphan Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors,
                                  Ltd. are the General Partners. Includes
                                  shares held of record by The Robertson
                                  Stephens Orphan Offshore Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is the General Partner.
                                  Includes shares held of record by The
                                  Robertson Stephens Contrarian Fund of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.
                                  Includes shares held of record by The
                                  Robertson Stephens Global Natural
                                  Resources Fund of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  is investment adviser. Includes shares
                                  held of record by The Robertson Stephens
                                  Partners Fund of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment adviser. (See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 577913106
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     577,800
     REPORTING               --------------------------------------------------
    PERSON WITH                9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  577,800
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     577,800
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     6.7%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

ITEM 1:    SECURITY AND ISSUER.

      This Schedule 13D is filed with respect to the Common Stock of MAXXAM, Inc. (the "Company").

ITEM 2:    IDENTITY AND BACKGROUND.

      The Schedule 13D is filed on behalf of The Robertson Stephens Contrarian Fund, Robertson, Stephens Global Natural Resources Fund, Robertson, Stephens Partners Fund, Robertson, Stephens Orphan Fund, Robertson Stephens Orphan Off-shore Fund, Bayview Investors Ltd., Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth
R. Fitzsimmons. The sale of the Company's shares giving rise to this amendment to schedule 13D were made by The Robertson Stephens Contrarian Fund and the Robertson Stephens Orphan Offshore Fund ("the Funds").

      This Schedule 13D relates to the indirect beneficial ownership RS&Co., Inc. in the shares of the Company held by the Fund. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

      Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I.    (a)  The Robertson Stephens Contrarian Fund, A Massachusetts Business
           Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson Stephens Investment Management, L.P. The General Partner of Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

II.   (a)  The Robertson Stephens Global Natural Resources Fund, A
           Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson Stephens Investment Management, L.P. The General Partner of

           Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

III.  (a)  The Robertson Stephens Partners Fund, A Massachusetts Business
           Trust. The Registered Investment Manager of The Robertson Stephens Partners Fund is: Robertson Stephens Investment Management, L.P. The General Partner of Robertson Stephens Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IV.   (a)  The Robertson Stephens Orphan Fund, A California Limited
           Partnership.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

V.    (a)  The Robertson Stephens Orphan Fund, A California Limited
           Partnership. Robertson, Stephens & Co. Investment
           Management L.P. and Bayview Investors Ltd. are the General
           Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VI.   (a)  Bayview Investors Ltd. is a California Limited Partnership.
           Robertson, Stephens & Co, Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VII.  (a)  The Robertson Stephens Orphan Offshore Fund, A Cayman Islands
           Limited Partnership. Robertson, Stephens & Co. Investment Management L.P. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VIII. (a)  Robertson, Stephens & Co Investment Management L.P. is a California
           limited Partnership. Robertson, Stephens & Co. Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)   No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX.   (a)  Robertson, Stephens & Company, Incorporated, is a California
           Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

X.    (a)  Paul H. Stephens.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XI.   (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XII.  (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XIII. (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XIV.  (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

      The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:    PURPOSE OF TRANSACTION:

      The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

      (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                No. of Shares
Name of                                          Beneficially     Percentage of
Beneficial Owner                                        Owned           Class(1)
--------------------------------------------------------------------------------
The Robertson Stephens Contrarian Fund              328,000(2)              3.8%
The Robertson Stephens Orphan Fund                   46,200(3)               .5%
Bayview Investors Ltd.                               46,200(4)               .5%
The Robertson Stephens Global Natural Resources      68,600(5)               .8%
The Robertson Stephens Partners Fund                123,500(6)              1.4%
The Robertson Stephens Orphan Offshore Fund          11,500(7)               .1%
Robertson, Stephens & Co Investment Mngmt L.P.      577,800(8)              6.7%
Robertson, Stephens & Company, Incorporated         577,800(9)              6.7%
Paul H. Stephens                                    582,900(10)             6.7%
Sanford R. Robertson                                577,800(11)             6.7%
Michael G. McCaffery                                577,800(12)             6.7%
G. Randy Hecht                                      577,800(13)             6.7%
Kenneth R. Fitzsimmons                              577,800(14)             6.7%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934 as amended, on 8,617,747 shares of Common Stock of MAXXAM, Inc. at April, 17, 1997.

(2) The Contrarian Fund is a registered investment company. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(3) The Orphan Fund is a California Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is a General Partner of the Orphan Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(4) Bayview Investors, a California Limited Partnership, as General Partner of the Orphan Fund is deemed to have shared dispositive power over 46,200 shares of the Company.

(5),(6) The Global Natural Resources Fund and the Partners Funds are registered investment companies. Robertson, Stephens & Company Investment Management, L.P. is the registered investment manager for the Funds. RS&Co., Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

(7) The Orphan Offshore fund is a Cayman Islands Limited Partnership. Robertson, Stephens & Company Investment Management, L.P. is the General Partner.

(8) Robertson, Stephens & Co. Investment Management L.P. ("RSIM") is a California Limited Partnership. RSIM is the registered investment adviser to the Global Natural Resources and the Partners Fund.

(9) Robertson, Stephens & Company, Incorporated, a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management, L.P. and as such is deemed to have shared dispositive power over 577,800 shares of the Company.

(10) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 577,800 shares of the Company as well as sole voting power over 5,100 shares held personally. He is also a shareholder of Robertson, Stephens & Company Inc.

(11) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 577,800 shares of the Company held by the Funds.

(12) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 577,800 shares of the Company held by the Funds.

(13) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 577,800 shares of the Company held by the Funds.

(14) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 577,800 shares of the Company held by the Funds.

(c)      The following transactions were effected during the past sixty days:


Entity               Date       Price          Shares
------               ----       -----          ------
Contrarian          6/26/97     46.19      open market sell       30,000
Contrarian          6/27/97     46.10      open market sell        4,000
Contrarian          6/30/97     46.54      open market sell        9,500
Contrarian          7/1/97      46.81      open market sell        4,400
Contrarian          7/2/97      46.73      open market sell        1,100
Contrarian          7/8/97      46.92      open market sell       25,000
Contrarian          7/9/97      47.05      open market sell       30,400
Contrarian          7/14/97     47.50      open market sell        1,200
Contrarian          7/15/97     47.01      open market sell       18,900
Contrarian          7/16/97     47.52      open market sell       45,000
Contrarian          7/17/97     48.53      open market sell        1,500
Orphan Off-shore    7/14/97     47.50      open market sell          300
Partners            7/16/97     47.50      open market buy        38,000

All Purchases and Sales were effected on the open market.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

       Please refer to Item 5.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

      The following exhibits are filed herewith:

           Exhibit A  - Agreement of Joint Filing

           Exhibit B  - Power of Attorney

ITEM 8.    SIGNATURE PAGE.

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     July 23, 1997

      THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT COMPANY.

      By   Robertson, Stephens & Company, Incorporated

      By:  Paul H. Stephens*
           ----------------------------------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer


      ROBERTSON, STEPHENS & COMPANY, INCORPORATED

      By:  Paul H. Stephens*
           ----------------------------------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer



           Sanford R. Robertson*
           ----------------------------------------------
           Sanford R. Robertson



           Michael G. McCaffery*
           ----------------------------------------------
           Michael G. McCaffery



           G. Randy Hecht*
           ----------------------------------------------
           G. Randy Hecht


           Kenneth R. Fitzsimmons*
           ----------------------------------------------
           Kenneth R. Fitzsimmons


*By:  ----------------------------------------------
      Robert C. Greenwood
      Pursuant to Power of Attorney
      Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2, 1994 containing the information required by Schedule 13D, for the Common Stock of MAXXAM, Inc. held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:     July 23, 1997

      THE ROBERTSON STEPHENS CONTRARIAN FUND, A REGISTERED INVESTMENT COMPANY.

      By   Robertson, Stephens & Company Incorporated

      By:  Paul H. Stephens*
           ----------------------------------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer


      ROBERTSON, STEPHENS & COMPANY  INCORPORATED

      By:  Paul H. Stephens*
           ----------------------------------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer


           Paul H. Stephens*
           ----------------------------------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer


           Sanford R. Robertson*
           ----------------------------------------------
           Sanford R. Robertson



           Michael G. McCaffery*
           ----------------------------------------------
           Michael G. McCaffery



           G. Randy Hecht*
           ----------------------------------------------
           G. Randy Hecht

           Kenneth R. Fitzsimmons*
           ----------------------------------------------
           Kenneth R. Fitzsimmons



*By   -------------------------------------------
      Robert C. Greenwood
      Pursuant to Power of Attorney
      Previously Filed